                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                              (AMENDMENT NO. __)(1)


                               OPUS360 CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   68400F-10-9
-------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /  Rule 13d-1(b)

         / /  Rule 13d-1(c)

         /X/  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 68400F-10-9               13G                  Page 2 of 8 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   CROSSPOINT VENTURE PARTNERS 1997, L.P., A DELAWARE LIMITED PARTNERSHIP (TAX ID NUMBER:77-0488512)
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                       (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
 NUMBER OF            5      SOLE VOTING POWER                                0
  SHARES          -------------------------------------------------------------
BENEFICIALLY          6      SHARED VOTING POWER                      3,050,758
  OWNED BY        -------------------------------------------------------------
   EACH               7      SOLE DISPOSITIVE POWER                           0
 REPORTING        -------------------------------------------------------------
PERSON WITH           8      SHARED DISPOSITIVE POWER                 3,050,758
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   3,050,758
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               6.1%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 68400F-10-9               13G                  Page 2 of 8 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   CROSSPOINT ASSOCIATES 1997, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY (TAX ID NUMBER:77-0468508)
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                       (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE LIMITED LIABILITY COMPANY
-------------------------------------------------------------------------------
 NUMBER OF            5      SOLE VOTING POWER                                0
  SHARES          -------------------------------------------------------------
BENEFICIALLY          6      SHARED VOTING POWER                      3,050,758
  OWNED BY        -------------------------------------------------------------
   EACH               7      SOLE DISPOSITIVE POWER                           0
 REPORTING        -------------------------------------------------------------
PERSON WITH           8      SHARED DISPOSITIVE POWER                 3,050,758
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   3,050,758
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               6.1%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 68400F-10-9                 13G                 Page 3 of 8 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   CROSSPOINT VENTURE PARTNERS LS 1999, A DELAWARE
                   LIMITED PARTNERSHIP (TAX ID NUMBER:94-3337979)
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                       (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
  NUMBER OF             5      SOLE VOTING POWER                              0
   SHARES           -----------------------------------------------------------
BENEFICIALLY            6      SHARED VOTING POWER                      976,138
  OWNED BY          -----------------------------------------------------------
   EACH                 7      SOLE DISPOSITIVE POWER                         0
 REPORTING          -----------------------------------------------------------
PERSON WITH             8      SHARED DISPOSITIVE POWER                 976,138
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                     976,138
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               1.9%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
-------------------------------------------------------------------------------
                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 68400F-10-9               13G                     Page 4 of 8 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   CROSSPOINT ASSOCIATES 1999, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY (TAX ID NUMBER: 94-3326176)
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                      (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   A DELAWARE LIMITED LIABILITY COMPANY
-------------------------------------------------------------------------------
                       5      SOLE VOTING POWER                               0
   NUMBER          ------------------------------------------------------------
 OF SHARES             6      SHARED VOTING POWER
BENEFICIALLY                  976,138
  OWNED BY         ------------------------------------------------------------
   EACH                7      SOLE DISPOSITIVE POWER                          0
 REPORTING         ------------------------------------------------------------
PERSON WITH            8      SHARED DISPOSITIVE POWER
                              976,138
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                     976,138
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               1.9%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
-------------------------------------------------------------------------------
                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 68400F-10-9                 13G                   Page 5 of 8 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   ROBERT HOFF
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                      (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                              0
                            ---------------------------------------------------
                                6      SHARED VOTING POWER
                                       4,026,896 shares of which 3,050,758 are
                                       directly held by Crosspoint Venture
                                       Partners 1997 and 976,138 shares are
                                       directly held by Crosspoint Venture
                                       Partners LS 1999. Robert Hoff is a
                                       general partner of Crosspoint Associates
                                       1997 and Crosspoint Associates 1999.
                                       Robert Hoff disclaims beneficial
                                       ownership of the shares held directly
 NUMBER OF                             Crosspoint Venture Partners 1997 and
  SHARES                               Crosspoint Venture Partners LS 1999.
BENEFICIALLY                ---------------------------------------------------
 OWNED BY                       7      SOLE DISPOSITIVE POWER
   EACH                                                                       0
 REPORTING                  ---------------------------------------------------
PERSON WITH                     8      SHARED DISPOSITIVE POWER
                                       4,026,896 shares of which 3,050,758 are
                                       directly held by Crosspoint Venture
                                       Partners 1997 and 976,138 shares are
                                       directly held by Crosspoint Venture
                                       Partners LS 1999. Robert Hoff is a
                                       general partner of Crosspoint Associates
                                       1997 and Crosspoint Associates 1999.
                                       Robert Hoff disclaims beneficial
                                       ownership of the shares held directly
                                       Crosspoint Venture Partners 1997 and
                                       Crosspoint Venture Partners LS 1999.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   4,026,896
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               8.0%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
-------------------------------------------------------------------------------
                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                          Page 7 of 8 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     Opus360 Corporation

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     39 W. 13th Street, 3rd Floor, New York, NY 10011-7901

   ITEM 2(a)-(c)     NAME OF PERSON FILING:

                     This statement is being filed by Crosspoint Associates 1997, L.L.C., a Delaware limitd liability company, and Crosspoint Associates 1999, L.L.C., a Delaware limited partnership, whose principal business address is 2925 Woodside Road, Woodside, CA 94062. Robert Hoff a general partner of Crosspoint Associates 1997, L.L.C., and Crosspoint Associates 1999, L.L.C., whose principal business address is 2925 Woodside Road, Woodside, CA 94062, is a United States citizen. Crosspoint Associates 1997, L.L.C., is general partner to Crosspoint Venture Partners 1997, L.P., and Crosspoint Associates 1999, L.L.C., is general partner to Crosspoint Venture Partners LS 1999, L.P., Delaware limited partnerships.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     68400F-10-9

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     8.0%

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not Applicable

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 13, 2001


ROBERT HOFF                                                       CROSSPOINT ASSOCIATES 1997, L.L.C., A
                                                                  DELAWARE LIMITED LIABILITY COMPANY


Signature:      /s/ Robert Hoff                                   Signature:    /s/ Robert Hoff
                ---------------------------------------------                   --------------------------------------
                Robert Hoff                                                     Robert Hoff, a General Partner


                                                                  CROSSPOINT VENTURE PARTNERS 1997,
                                                                  L.P., A DELAWARE LIMITED PARTNERSHIP


                                                                  By:   Crosspoint Associates 1997, L.L.C., its
                                                                  general partner


                                                                  Signature:    /s/ Robert Hoff
                                                                                --------------------------------------
                                                                                Robert Hoff, a General Partner


                                                                  CROSSPOINT ASSOCIATES 1999, L.L.C.,
                                                                  A DELAWARE LIMITED LIABILITY COMPANY


                                                                  Signature:    /s/ Robert Hoff
                                                                                --------------------------------------
                                                                                Robert Hoff, a General Partner


                                                                  CROSSPOINT VENTURE PARTNERS LS 1999,
                                                                  L.P., A DELAWARE LIMITED PARTNERSHIP


                                                                  By Crosspoint Associates 1999,L.L.C., its General
                                                                  Partner


                                                                  Signature:    /s/ Robert Hoff
                                                                                --------------------------------------
                                                                                Robert Hoff, a General Partner


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of Opus360 Corporation, held by Crosspoint Venture Partners 1997, L.P., a Delaware limited partnership, and Crosspoint Venture Partners LS 1999, L.P., a Delaware limited partnership, and with respect to the general partner, such other holdings as may be reported therein.

Date:      February 13, 2001


ROBERT HOFF                                                       CROSSPOINT ASSOCIATES 1997, L.L.C., A
                                                                  DELAWARE LIMITED LIABILITY COMPANY


Signature:      /s/ Robert Hoff                                   Signature:    /s/ Robert Hoff
                ---------------------------------------------                   --------------------------------------
                Robert Hoff                                                     Robert Hoff, a General Partner


                                                                  CROSSPOINT VENTURE PARTNERS 1997,
                                                                  L.P., A DELAWARE LIMITED PARTNERSHIP


                                                                  By:   Crosspoint Associates 1997, L.L.C., its
                                                                  general partner


                                                                  Signature:    /s/ Robert Hoff
                                                                                --------------------------------------
                                                                                Robert Hoff, a General Partner


                                                                  CROSSPOINT ASSOCIATES 1999, L.L.C.,
                                                                  A DELAWARE LIMITED LIABILITY COMPANY


                                                                  Signature:    /s/ Robert Hoff
                                                                                --------------------------------------
                                                                                Robert Hoff, a General Partner


                                                                  CROSSPOINT VENTURE PARTNERS LS 1999,
                                                                  L.P., A DELAWARE LIMITED PARTNERSHIP


                                                                  By Crosspoint Associates 1999,L.L.C., its General
                                                                  Partner


                                                                  Signature:    /s/ Robert Hoff
                                                                                --------------------------------------
                                                                                Robert Hoff, a General Partner
